PRICING SUPPLEMENT NO. 3 DATED APRIL 29, 1998              Rule 424(b)(5)
(To Prospectus dated December 10, 1991 and                 File No. 33-42803
Prospectus Supplement dated June 22, 1992)                 CUSIP No. 69347U AA 8


                                  $400,000,000
                                PNC FUNDING CORP
                   Subordinated Medium-Term Notes--Fixed Rate
                   Due Nine Months or More from Date of Issue
                    Unconditionally Guaranteed as to Payment
                         of Principal, Premium, if any,
                                 and Interest by
                                 PNC BANK CORP.

---------------------------------------------------------------------------------------------------------------------
Trade Date:                        4-29-98          Original Issue Date:                      5-1-98
                              ----------------                                           ----------------
Principal Amount:               $140,000,000        Net Proceeds to PNC Funding:              99.075%
                              ----------------                                           ----------------
Price to Public:                   99.725%          Type of Sale:
                              ----------------
Selling Agent's Discount
  or Commission:                   .650%            [   ] As Agent
                              ----------------
Interest Rate:                     6.50%            [ X ] As Principal
                              ----------------
Stated Maturity:                  5-1-08
                              ----------------
---------------------------------------------------------------------------------------------------------------------

   If principal transaction, reoffering at:
          [   ]  varying prices related to prevailing market prices at the time of resale
          [ X ]  fixed public offering price of 99.725% of Principal Amount

Form:     [ X ]  Book-Entry
          [   ]  Certificated

Interest Payment Dates:       May 1 and November 1
                        -------------------------------

Redemption:     [ X ]  The Notes cannot be redeemed prior to maturity.
                [   ]  The Notes may be redeemed prior to maturity.

         Initial Redemption Date:                           -----------------
         Initial Redemption Percentage:                     -----------------
         Annual Redemption Reduction Percentage:            -----------------

Repayment:      [ X ]  The Notes cannot be repaid prior to maturity.
                [   ]  The Notes can be repaid prior to maturity at
                       the option of the holder of the Notes.

         Repayment Date:           -------------------
         Repayment Price:          -------------------

Discount Note:     [ X ]  No     [   ]  Yes  If Yes, see attached description of
                                             the U.S. Federal income tax
                                             consequences thereof.

          MERRILL LYNCH & CO.
----------         GOLDMAN, SACHS & CO.
         ----------           LEHMAN BROTHERS
                   ----------           J.P. MORGAN SECURITIES INC.
                              ----------   x      SALOMON SMITH BARNEY
                                        ----------

Page 2 of Pricing Supplement No. 3 dated April 29, 1998
(To Prospectus dated December 10, 1991 and
Prospectus Supplement dated June 22, 1992)

                          CERTAIN UPDATING INFORMATION

         PNC Bank Corp. (formerly known as PNC Financial Corp) ("PNC") is now the name of the Guarantor. The principal executive offices of PNC are now located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2702 and its telephone number is (412) 762-1553. The principal executive offices of PNC Funding are now located at 1600 Market Street, Philadelphia, Pennsylvania 19101, and its telephone number is (215) 585-5000. The information in the Prospectus dated December 10, 1991 ("Prospectus") and the Prospectus Supplement dated June 22, 1992 (the "MTN Prospectus Supplement") should be read accordingly.

         The Chase Manhattan Bank, formerly known as Chemical Bank and successor by merger to Manufacturers Hanover Trust Company, is the Trustee. References to the Trustee in the Prospectus and the MTN Prospectus Supplement should be read accordingly.

         The address of the New York Regional Office of the Securities and Exchange Commission (the "Commission") is 7 World Trade Center, Suite 1300, New York, New York 10048, and the address of the Chicago Regional Office of the SEC is Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of documents filed by PNC with the Commission now may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.gov.sec." The information under "Statement of Available Information" in the Prospectus should be read accordingly.

         Written requests for copies of documents incorporated herein by reference should be directed to Michelle Sentner, Assistant Vice President - Financial Reporting, PNC Bank Corp., One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2702 or "financial.reporting@pncbank.com" on the Internet. Telephone requests may be directed to (412) 762-1553. PNC's filings under the Securities Exchange Act of 1934 are also electronically available to the public at its World Wide Web site at "http://www.pncbank.com." The information under "Incorporation of Certain Documents by Reference" in the Prospectus should be read accordingly.

         The validity of the Notes and related Guarantees will be passed upon for PNC Funding and PNC by John F. Fulgoney, Senior Counsel, PNC Bank Corp., One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2702. The information under "Legal Opinions" in the MTN Prospectus Supplement should be read accordingly.



                  DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

         The following description of the general terms of Debt Securities and Guarantees replaces in its entirety the description set forth under the heading "Description of Debt Securities and Guarantees" in the Prospectus. The description of the particular terms of

Page 3 of Pricing Supplement No. 3 dated April 29, 1998

the Notes and Guarantees under the heading "Description of Notes and Guarantees" in the MTN Prospectus Supplement supplements, and to the extent inconsistent with, replaces the general terms of Debt Securities set forth below.

         The Debt Securities will constitute either Senior Debt Securities of PNC Funding or Subordinated Debt Securities of PNC Funding. The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Notes and Guarantees offered by any Prospectus Supplement ("Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities and Guarantees so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

         The Offered Debt Securities are to be issued under an Indenture, dated as of December 1, 1991, as amended by a Supplemental Indenture dated as of February 15, 1993 (as amended, the "Indenture"), a copy of which has been filed with the Commission. The Chase Manhattan Bank, formerly known as Chemical Bank and as successor by merger to Manufacturers Hanover Trust Company, shall be the Trustee under the Indenture ("Trustee"), unless a different Trustee for a series of Debt Securities is named in a Prospectus Supplement. For each series of Debt Securities, a supplemental indenture may be entered into among PNC Funding, PNC and The Chase Manhattan Bank or such other Trustee as may be named in a Prospectus Supplement relating to such series of Debt Securities. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

         The Debt Securities will be unsecured obligations of PNC Funding.

         Although the amount of Offered Debt Securities will be limited to the amount that will result in net proceeds to PNC Funding as described on the cover page of the Prospectus, the Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder from time to time in one or more series.

         The Prospectus Supplement relating to a particular series of the Debt Securities offered thereby will include the terms of the Offered Debt Securities, including, where applicable; (1) the form, title and denomination of the Debt Securities; (2) the aggregate principal amount of the Debt Securities;
(3) the date or dates on which the Debt Securities may be issued; (4) the date or dates on which the principal of, and premium, if any, on the Debt Securities shall be payable; (5) the rate or rates, or the method of determination thereof, at which the Debt Securities shall bear interest, if any, the date or dates from which such interest shall accrue, and the Interest Payment Dates on which such interest shall be payable; (6) the priority of payment of such Debt Securities and

Page 4 of Pricing Supplement No. 3 dated April 29, 1998

thus whether they shall be designated as Senior Debt Securities or Subordinated Debt Securities; (7) the place or places where the principal of, and premium, if any, and interest on the Debt Securities of the series shall be payable; (8) the provisions, if any, for optional or mandatory redemption of the Debt Securities, including any sinking fund provisions, (9) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof in accordance with the provisions of the Indenture; (10) whether payment of the principal of, premium, if any, and interest, if any, on the Debt Securities shall be with or without deduction for taxes, assessments or governmental charges, and with or without reimbursement of taxes, assessments or governmental charges paid by Holders; (11) any Events of Default or Defaults with respect to the Debt Securities that differ from those set forth in the Indenture; (12) whether the securities of such series are to be issued in a form registered as to principal ("Registered Securities") (with or without interest coupons ("Coupons")) or in a form registered with regard to principal and interest ("Fully Registered Securities") or in bearer form ("Unregistered Securities"), or as both Registered Securities and Unregistered Securities; (13) the currency or currencies, or currency unit or currency units in which the principal of, and premium, if any, and interest, if any, on the Debt Securities are to be denominated, payable, redeemable or repurchaseable, as the case may be; (14) if other than as set forth in the Indenture, provisions for the satisfaction and discharge of the indebtedness represented by the Debt Securities; (15) whether the Debt Securities of such series are issuable as a global security and, in such case, the identity of the depositary for such series; (16) any trustees, paying agents, transfer agents or registrars for the Debt Securities; (17) with regard to the Debt Securities that do not bear interest, the dates for certain required reports to the Trustee; (18) any special federal income tax considerations applicable to any Offered Debt Securities; and (19) any other terms of such Debt Securities. (Section 3.01)

         Any Subordinated Debt Securities offered are intended to be included as regulatory capital under interpretations of the Federal Reserve Board and, as a result, contain subordination and acceleration provisions different from, and covenants more limited than in, prior issuances of PNC Funding's Subordinated Securities.

         If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

         Although the Indenture provides that Debt Securities may be issued as Registered Securities, with or without Coupons, or Unregistered Securities, each series of Debt Securities will be issued as Fully Registered Securities unless the Prospectus Supplement provides otherwise. Debt Securities that are not registered as to interest shall have Coupons attached, unless issued as Original Issue Discount Securities. All references to the Debt Securities shall, where applicable, include the Coupons, if any, appertaining thereto.

Page 5 of Pricing Supplement No. 3 dated April 29, 1998

         Principal of, and premium, if any, and interest on Fully Registered Securities will be payable at the Place of Payment designated for such Debt Securities; provided that payment of interest may, at the option of PNC Funding, be made by check mailed to the address of the person entitled thereto as it appears in the Security Register at the close of business on the day or days specified in the Prospectus Supplement relating to such Debt Securities. The principal of, and premium, if any, and interest on any Debt Securities in other forms will be payable in such manner and at such place or places as may be designated by PNC Funding and specified in the Prospectus Supplement relating to such Debt Securities. (Sections 3.01 and 5.01)

         The Debt Securities may be exchanged, and Registered Securities may be transferred, at the Corporate Trust Office of the Trustee for such series of Debt Securities or at any other office or agency maintained by PNC Funding or PNC for such purposes. Unregistered Securities and Coupons shall be transferred by delivery. No service charge will be made for any transfer or exchange of the Debt Securities, but PNC Funding may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

         Unless the Prospectus Supplement provides otherwise, each series of the Debt Securities will be issued only in denominations of $1,000 or any integral multiple thereof and payable in Dollars. (Section 3.02) Under the Indenture, however, Debt Securities may be issued in any denomination and payable in a foreign currency or currency unit. (Section 3.01)

         Debt Securities may be issued with "original issue discount" (within the meaning of the Internal Revenue Code). Federal income tax consequences and other special considerations applicable to any such securities issued with original issue discount will be described in the Prospectus Supplement relating thereto.

SENIOR DEBT SECURITIES

         The Senior Debt Securities will rank equally with all Senior Indebtedness of PNC Funding. At December 31, 1997, such outstanding Senior Indebtedness of PNC Funding was approximately $163.6 million.

         Senior Indebtedness of PNC Funding, defined in the Indenture as "Senior Company Indebtedness," means the principal of, and premium, if any, and interest on (i) all indebtedness for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, except
(A) such indebtedness as is by its terms expressly stated not to be superior in right of payment to the Subordinated Debt Securities or to rank pari passu with the Subordinated Debt Securities, and (B) PNC Funding's 9-7/8% Subordinated Notes Due 2001, 6-7/8% Subordinated Notes Due 2003, 6-1/8% Subordinated Notes Due 2003, 7-3/4% Subordinated Notes Due 2004 and 6-7/8% Subordinated Notes Due 2007 and CCNB Corporation's 10.55% Equity Commitment Notes Due 1998 assumed by PNC Funding and PNC in connection with the acquisition of CCNB Corporation on October 23, 1992 and (ii) any deferrals, renewals or extensions of any such Senior Indebtedness of PNC Funding. The term "indebtedness for money

Page 6 of Pricing Supplement No. 3 dated April 29, 1998

borrowed" as used in the prior sentence means any obligation of, or any obligation guaranteed by, PNC Funding for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, any capitalized lease obligation and any deferred obligation for payment of the purchase price of any property or assets. Senior Indebtedness of PNC Funding includes PNC Funding's commercial paper and its 4.93% Senior Notes Due 1998, 5.43% Senior Notes Due 2000 and 5.18% Senior Notes Due 1999, and would include any borrowings under the $500 million credit facility under an Amended and Restated Credit Agreement dated as of March 18, 1996 (the "$500 Million Credit Facility"), under which no amounts are outstanding as of the date of this Pricing Supplement. There is no limitation under the Indenture on the issuance of additional Senior Indebtedness of PNC Funding.

SUBORDINATED DEBT SECURITIES

         The payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of PNC Funding. (Section 12.01) In certain events of insolvency, the payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Company Obligations (as defined in the Indenture). (Section 12.13) Other Company Obligations means obligations of PNC Funding associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts or any similar arrangements, unless the instrument by which PNC Funding incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of PNC Funding. At December 31, 1997, there were no Other Company Obligations of PNC Funding. (Section 1.01)

         Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of PNC Funding, the holders of all Senior Indebtedness of PNC Funding will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or interest on the Subordinated Debt Securities. If upon any such payment or distribution of assets to creditors there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness of PNC Funding, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities (as defined in the Indenture, "Excess Proceeds"), and if, at such time, any creditors in respect of Other Company Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Company Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Company Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. In addition, no payment may be made of the principal of or interest on the Subordinated Debt Securities, or in respect of any retirement, purchase or other acquisition of any of the Subordinated Debt Securities at any time when (i) there is a default in the payment of the principal of, or premium, if any, or interest on or otherwise in respect of, any Senior Indebtedness of PNC Funding or (ii) any event of default with respect to any Senior Indebtedness of PNC Funding has occurred and is continuing, or would occur as a result of such payment on the Subordinated Debt Securities or any retirement, purchase or other acquisition of any of the

Page 7 of Pricing Supplement No. 3 dated April 29, 1998

Subordinated Debt Securities permitting the holders of such Senior Indebtedness of PNC Funding to accelerate the maturity thereof. Except as described above, the obligation of PNC Funding to make payment of the principal of or interest on the Subordinated Debt Securities will not be affected. By reason of such subordination, in the event of insolvency, holders of the Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness of PNC Funding and Other Company Obligations and may also recover less, ratably, than holders of Existing Company Subordinated Indebtedness and other creditors of PNC Funding. (Sections 12.01, 12.02, 12.03, and 12.13)

         Existing Company Subordinated Indebtedness means PNC Funding's 9-7/8% Subordinated Notes Due 2001 and CCNB Corporation's 10.55% Equity Commitment Notes Due 1998 assumed by PNC Funding and PNC in connection with the acquisition of CCNB Corporation on October 23, 1992. (Section 1.01) At December 31, 1997, the Existing Company Subordinated Indebtedness was approximately $101.3 million.

         PNC Funding's obligations under the Subordinated Debt Securities shall rank pari passu in right of payment with each other and with the Existing Company Subordinated Indebtedness, subject to the obligations of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to creditors in respect of Other Company Obligations as provided in the Indenture. (Section 12.13)

GUARANTEES

         PNC will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. (Section 3.12)

GUARANTEES OF SENIOR DEBT SECURITIES

         The Guarantees of Senior Debt Securities will rank equally with all Senior Indebtedness of PNC. At December 31, 1997, the outstanding Senior Indebtedness of PNC was approximately $518.3 million, which is inclusive of the guarantee of Senior Indebtedness of PNC Funding.

         Senior Indebtedness of PNC, defined in the Indenture as "Senior Guarantor Indebtedness," means the principal of, and premium, if any, and interest on (i) all indebtedness of PNC for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, except (A) such indebtedness as is by its terms expressly stated not to be superior in right of payment to the Subordinated Guarantees or to rank pari passu with the Subordinated Guarantees,

Page 8 of Pricing Supplement No. 3 dated April 29, 1998

(B) PNC's 8-1/4% Convertible Subordinated Debentures Due 2008, and (C) PNC's Guarantee of PNC Funding's 9-7/8% Subordinated Notes Due 2001, 6-7/8% Subordinated Notes Due 2003, 6-1/8% Subordinated Notes Due 2003, 7-3/4% Subordinated Notes Due 2004 and 6-7/8% Subordinated Notes Due 2007 and CCNB Corporation's 10.55% Equity Commitment Notes Due 1998 assumed by PNC Funding and PNC in connection with the acquisition of CCNB Corporation on October 23, 1992, and (ii) any deferrals, renewals or extensions of any such Senior Indebtedness of PNC. The term "indebtedness for money borrowed" as used in the prior sentence means any obligation of, or any obligation guaranteed by, PNC for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, any capitalized lease obligation and any deferred obligation for payment of the purchase price of any property or assets. Senior Indebtedness of PNC includes PNC's Guarantee of PNC Funding's 4.93% Senior Notes Due 1998, 5.43% Senior Notes Due 2000 and 5.18% Senior Notes Due 1999 and the following joint and several obligations of PNC and PNC Bancorp, Inc. assumed in connection with the merger of Midlantic Corporation with PNC Bancorp, Inc. at December 31, 1995: 8-1/4% Convertible Subordinated Debentures Due 2010, 9.875% Subordinated Capital Notes Due 1999, 9.20% Subordinated Capital Notes Due 2001 and 9.25% Senior Notes Due 1999. Senior Indebtedness of PNC would also include PNC's Guarantee of any borrowings under the $500 Million Credit Facility. There is no limitation under the Indenture on the issuance of additional Senior Indebtedness of PNC.

GUARANTEES OF SUBORDINATED DEBT SECURITIES

         The payment of the principal of and interest on the Subordinated Debt Securities pursuant to the Guarantees of the Subordinated Debt Securities ("Subordinated Guarantees"), will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of PNC. (Section 12.04) In certain events of insolvency, the payment of the principal of and interest on the Subordinated Guarantees will, to the extent set forth in the Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Guarantor Obligations (as defined in the Indenture). (Section 12.05) Other Guarantor Obligations means obligations of PNC associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts or any similar arrangements, unless the instrument by which PNC incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of PNC. (Section 1.01) At December 31, 1997, there were no Other Guarantor Obligations of PNC.

         Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of PNC, the holders of all Senior Indebtedness of PNC will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Guarantees will be entitled to receive any payment in respect of the principal of or interest on the Subordinated Debt Securities pursuant to the Subordinated Guarantees. If upon any such payment or distribution of assets to creditors there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness of

Page 9 of Pricing Supplement No. 3 dated April 29, 1998

PNC, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Guarantees (as defined in the Indenture, "Excess Proceeds"), and if, at such time, any creditors in respect of Other Guarantor Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Guarantor Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Guarantor Obligations before any payment or distribution may be made in respect of the Subordinated Guarantees. In addition, no payment may be made of the principal of or interest on the Subordinated Debt Securities pursuant to the Subordinated Guarantees or in respect of any retirement, purchase or other acquisition of any of the Subordinated Debt Securities pursuant to the Subordinated Guarantees, at any time when (i) there is a default in the payment of the principal of, premium, if any, or interest on or otherwise in respect of any Senior Indebtedness of PNC or (ii) any event of default with respect to any Senior Indebtedness of PNC has occurred and is continuing, or would occur as a result of such payment on the Subordinated Debt Securities pursuant to the Subordinated Guarantees or any retirement, purchase or other acquisition of any of the Subordinated Debt Securities pursuant to the Subordinated Guarantees, permitting the holders of such Senior Indebtedness of PNC to accelerate the maturity thereof. Except as described above, the obligation of PNC to make payment under the Subordinated Guarantees will not be affected. By reason of such subordination, in the event of insolvency, holders of Subordinated Guarantees of PNC may recover less, ratably, than holders of Existing Guarantor Subordinated Indebtedness (as defined in the Indenture) and other creditors of PNC. (Section 3.12, 12.04, 12.05, 12.06 and 12.14)

         Existing Guarantor Subordinated Indebtedness means the Guarantor's 8-1/4% Convertible Subordinated Debentures Due 2008, PNC's Guarantee of PNC Funding's 9-7/8% Subordinated Notes Due 2001, and CCNB Corporation's 10.55% Equity Commitment Notes Due 1998 assumed by PNC Funding and PNC in connection with the acquisition of CCNB on October 23, 1992. (Section 1.01) At December 31, 1997, the Existing Guarantor Subordinated Indebtedness was approximately $101.6 million. PNC's 8.315% Junior Subordinated Debentures Due 2027, in the aggregate principal amount of $300 million, issued on May 12, 1997 would be subordinated to the Subordinated Guarantees and the Existing Guarantor Subordinated Indebtedness.

         PNC's obligations under the Subordinated Guarantees shall rank pari passu in right of payment with each other and with the Existing Guarantor Subordinated Indebtedness, subject to the obligations of the Holders of Subordinated Guarantees to pay over any Excess Proceeds to creditors in respect of Other Guarantor Obligations as provided in the Indenture. (Section 12.14)

         Since PNC is a holding company separate from its subsidiaries, the rights of PNC to share in the distribution of the assets of any subsidiary upon the subsidiary's liquidation, reorganization or otherwise will be subject to the prior claims of the subsidiary's creditors (including in the case of any bank subsidiary, its depositors), except to the extent that PNC may itself be a creditor with recognized claims against the subsidiary. In addition, there are certain regulatory and other limitations on the payment

Page 10 of Pricing Supplement No. 3 dated April 29, 1998

of dividends and on loans and other transfers of funds to PNC by its bank subsidiaries. See "Certain Regulatory Considerations" in the Prospectus.

CERTAIN COVENANTS

         The Indenture contains certain covenants that impose various restrictions on PNC Funding and PNC and, as a result, afford the holders of Debt Securities certain protections. Although statements have been included as to the general purpose and effect of the covenants, investors must review the full text of the covenants to be able to meaningfully evaluate the covenants.

Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank

         The covenant described below is designed to ensure that, for so long as any Senior Debt Securities are issued and outstanding, PNC will continue directly or indirectly to own and thus serve as the holding company for its Principal Subsidiary Banks (defined as each of (i) PNC Bank, (ii) any other Subsidiary Bank the consolidated assets of which constitute 20% or more of the consolidated assets of PNC and its subsidiaries, (iii) any other Subsidiary Bank designated as a Principal Subsidiary Bank by the board of directors of PNC, or
(iv) any Subsidiary that owns any Voting Shares or certain rights to acquire Voting Shares of any Principal Subsidiary Bank, and their respective successors, provided any such successor is a Subsidiary Bank or a Subsidiary, as appropriate). Principal Subsidiary Banks, in the past, have provided PNC income in the form of dividends. The Indenture prohibits PNC, unless debtholder consent is obtained from the holders of Senior Debt Securities, from (i) selling or otherwise disposing of, and permitting a Principal Subsidiary Bank to issue, Voting Shares or certain rights to acquire Voting Shares of a Principal Subsidiary Bank, (ii) permitting the merger or consolidation of a Principal Subsidiary Bank with or into any other corporation, or (iii) permitting the sale or other disposition of all or substantially all the assets of any Principal Subsidiary Bank, if after giving effect to any one of such transactions and the issuance of the maximum number of Voting Shares issuable upon the exercise of all such rights to acquire Voting Shares of a Principal Subsidiary Bank, PNC would own directly or indirectly less than 80% of the Voting Shares of such Principal Subsidiary Bank, with the following exceptions: (i) transactions required by any law, or any regulation or order of any governmental authority;
(ii) transactions required as a condition imposed by any governmental authority to the acquisition by PNC, directly or indirectly, or any other corporation or entity if thereafter, (a) PNC would own at least 80% of the Voting Shares of such other corporation or entity, (b) the Consolidated Banking Assets of PNC would be at least equal to those prior thereto, and (c) the board of directors of PNC shall have designated such other corporation or entity a Principal Subsidiary Bank; (iii) transactions that do not reduce the percentage of Voting Shares of such Principal Subsidiary Bank owned directly or indirectly by PNC; and (iv) transactions where the proceeds are invested within 180 days after such transaction in any one or more Subsidiary Banks. However, the Indenture permits the merger of a Principal Subsidiary Bank with and into a Principal Subsidiary Bank or PNC, the consolidation of Principal Subsidiary Banks into a Principal Subsidiary Bank or PNC, or the sale or other disposition of all or substantially all of the assets of any Principal

Page 11 of Pricing Supplement No. 3 dated April 29, 1998

Subsidiary Bank to another Principal Subsidiary Bank or PNC, if, in any such case in which the surviving, resulting or acquiring entity is not PNC, PNC would own, directly or indirectly, at least 80% of the Voting Shares of the Principal Subsidiary Bank surviving such merger, resulting from such consolidation or acquiring such assets. (Section 5.06)

Ownership of PNC Funding

         The Indenture contains a covenant that, so long as any of the Debt Securities are outstanding and subject to certain rights described below under "Consolidation or Merger," PNC will continue to own, directly or indirectly, all of the outstanding voting shares of PNC Funding. (Section 5.07)

Restriction on Liens

         The purpose of the restriction on liens covenant is to preserve PNC's direct or indirect interest in voting Shares of Principal Subsidiary Banks free of security interests of other creditors. The covenant permits certain specified liens and liens where the Senior Debt Securities are equally secured. The Indenture prohibits PNC and its subsidiaries from creating or permitting any liens (other than certain tax and judgment liens) upon Voting Shares of any Principal Subsidiary Bank to secure indebtedness for borrowed money without making effective provision whereby the Senior Debt Securities shall be equally and ratably secured, except that PNC may create or permit (i) purchase money liens and liens on Voting Shares of any Principal Subsidiary Bank existing at the time such Voting Shares are acquired or created within 120 days thereafter;
(ii) the acquisition of any Voting Shares of any Principal Subsidiary Bank subject to liens at the time of acquisition or the assumption of obligations secured by a lien on such Voting Shares; (iii) under certain circumstances, renewals, extensions or refunding of the liens described in (i) and (ii) above; and (iv) liens to secure loans or other extensions of credit under Section 23A of the Federal Reserve Act or any successor or similar federal law or regulation. (Section 5.08)

Consolidation or Merger

         The covenant described below protects the holders of Debt Securities upon certain transactions involving PNC Funding or PNC by requiring any successor to PNC Funding or PNC to assume the predecessor's obligations under the Indenture, and prohibits transactions that would result in an Event of Default, a Default or an event which could become an Event of Default or Default under the Indenture. PNC Funding or PNC may consolidate with, merge into, or transfer substantially all of its properties to, any other corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes all obligations of PNC Funding or PNC, as the case may be, under the Debt Securities and the Guarantees and under the Indenture, that after giving effect to the transaction no Event of Default or Default, and no event which, after notice or lapse of time, would become an Event of Default or Default, shall have occurred and be continuing, and that certain other conditions are met. (Sections 10.01 and 10.03)

Page 12 of Pricing Supplement No. 3 dated April 29, 1998

         Except as may be disclosed in a Prospectus Supplement and other than the restrictions on liens on Voting Shares of Principal Subsidiary Banks and on certain dispositions of Principal Subsidiary Banks described above, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving PNC.

MODIFICATION AND WAIVER

         Modifications of the Indenture may be made by PNC Funding, PNC and the Trustee with the consent of the Holders of the majority in aggregate principal amount of Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the Maturity of the principal of, or the stated Maturity of any installment of interest on, any such Debt Security; (ii) reduce the principal amount of, or the premium, if any, or the interest on such Debt Security (including, in the case of an Original Issue Discount Security, the amount payable upon acceleration of the maturity thereof); (iii) change the place or currency of payment of principal of or premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the aforesaid percentage in principal amount of Outstanding Debt Securities of any series necessary to modify the Indenture or the percentage in principal amount of Outstanding Debt Securities necessary for any waiver of compliance with conditions and defaults thereunder; or (vi) modify or affect in any manner adverse to a Holder the terms and conditions of the Guarantees. (Section 9.02)

         Modification and amendment of the Indenture may be made by PNC Funding, PNC, and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another corporation to PNC Funding or PNC; (ii) to provide for the acceptance of appointment of a successor Trustee; (iii) to add to the covenants of PNC Funding or PNC for the benefit of the Holders of Debt Securities; (iv) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the Holders of Debt Securities in any material respect; (v) to secure the Debt Securities under applicable provisions of the Indenture; (vi) to establish the form or terms of Debt Securities; (vii) to permit the payment in the United States of principal, premium or interest on Unregistered Securities; or (viii) to provide for the issuance of uncertificated Debt Securities in place of certificated Debt Securities. (Section 9.01)

         The Holders of a majority in principal amount of Outstanding Debt Securities of any series may waive, insofar as that series is concerned, compliance with certain covenants, including those described under the captions above entitled "Restriction on Sale or Issuance of Capital Stock of a Principal Subsidiary Bank," "Ownership of PNC Funding" and "Restriction on Liens." (Section 5.09) No waiver by the Holders of any series of Subordinated Debt Securities is required with respect to the covenant described under the caption above entitled "Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank." (Section 5.10) Covenants concerning the payment of

Page 13 of Pricing Supplement No. 3 dated April 29, 1998

principal, premium, if any, and interest on the Debt Securities, compliance with the terms of the Indenture, maintenance of an agency and certain monies held in trust, may only be waived pursuant to a supplemental indenture executed with the consent of each Holder of Debt Securities affected by such waiver. The covenant concerning certain reports required by federal law may not be waived.

EVENTS OF DEFAULT, DEFAULTS, WAIVERS

         The Indenture defines an Event of Default with respect to any series of Senior Debt Securities as being any one of the following events and such other event as may be established for the Debt Securities of a particular series: (i) default for 30 days in the payment of interest on such series; (ii) default in any payment of principal of or premium, if any, on such series; (iii) default in the payment of any sinking fund installment with respect to such series; (iv) default for 90 days after appropriate notice in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Debt Securities other than that series); (v) the occurrence of certain events relating to bankruptcy, insolvency or reorganization of PNC, PNC Funding or any Principal Subsidiary Bank; or (vi) any other Event of Default provided in the supplemental indenture under which such Senior Debt Securities are issued. (Section 7.01(a))

         The Indenture defines an Event of Default with respect to any series of Subordinated Debt Securities as certain events involving the bankruptcy or reorganization of PNC or any Principal Subsidiary Bank. There is no right of acceleration in the case of events involving the bankruptcy, insolvency or reorganization of PNC Funding or of a default in the payment of principal, interest, premium, if any, or any sinking fund payment with respect to a series of Subordinated Debt Securities or in the case of a default in the performance of any other covenant of PNC Funding or PNC in the Indenture. The Indenture defines a Default with respect to any series of Subordinated Debt Securities as any of the items listed in (i) through (iv) of the above paragraph, events involving the bankruptcy, insolvency or reorganization of PNC Funding and such other Default as may be established for the Subordinated Debt Securities of a particular series. A breach of the covenant described under the caption above entitled "Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank" will not result in a default with respect to any Series of Subordinated Debt Securities. (Sections 7.01(b) and (c))

         In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, either the Trustee or the Holders of not less than 25% in principal amount of Outstanding Debt Securities of that series may declare the principal of such series (or if Debt Securities of that series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of that series) to be due and payable immediately. At any time after a declaration of acceleration has been made but before a judgment or decree for payment of money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all Events of

Page 14 of Pricing Supplement No. 3 dated April 29, 1998

Default and Defaults have been remedied or waived. Any Event of Default or Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in principal amount of the Outstanding Debt Securities of such series, except in each case of a failure to pay principal of, or premium, if any, or interest on, or any sinking fund installment in respect of, such Debt Securities or in respect of a covenant or provision of the Indenture which cannot be modified without the consent of the Holder of each Outstanding Debt Security affected. (Sections 7.02, 7.08 and 7.13)

         Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default or a Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers in the Indenture at the request or direction of Holders of Debt Securities, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for indemnification and certain limitations contained in the Indenture, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to Debt Securities of such series. (Sections 8.03 and 7.12)

         The Indenture provides that in the event of a default of 30 days in the payment of interest upon any Debt Security of any series, or defaults in the payment of any principal of or premium, if any, or any sinking fund installment with respect to any Debt Securities of any series, PNC Funding will, upon demand of the Trustee, pay to it, for the benefit of the Holder of any such Debt Security the whole amount then due and payable on such Debt Security for principal and interest. The Indenture, as amended, further provides that if PNC Funding fails to pay such amount forthwith upon such demand, the Trustee may, among other things, institute a judicial proceeding for the collection thereof. (Section 7.03)

         The Indenture requires PNC Funding and PNC to file with the Trustee, on an annual basis, certificates as to the absence of any default and as to compliance with the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any default (except in payment of principal, premium, if any, interest or sinking fund installment) if the Trustee considers it in the interest of the Holders of Debt Securities to do so. (Sections 5.04 and 8.02)

         No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default or Default with respect to Debt Securities of that series and unless the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of, and premium, if any, and interest on such Debt Security on

Page 15 of Pricing Supplement No. 3 dated April 29, 1998

the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Sections 7.07 and 7.08)

DEFEASANCE

         Except as may otherwise be provided in the applicable Prospectus Supplement with respect to the Debt Securities of any series, the Indenture provides that PNC Funding and PNC shall be discharged from their obligations under the Debt Securities of a series at any time prior to the Stated Maturity or redemption thereof when (a) PNC Funding or PNC has irrevocably deposited with the Trustee, in trust, (i) sufficient funds to pay the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of government securities as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of, and premium, if any, and interest to Stated Maturity (or redemption) on, the Debt Securities of such series, and (b) PNC Funding or PNC has paid all other sums payable with respect to the Debt Securities of such series. Deposited funds shall be in the currency or currency unit in which the Debt Securities are denominated. Deposited government securities shall be direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the Debt Securities are denominated, and which are not subject to prepayment, redemption or call. Upon such discharge, the Holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Debt Securities of such series, and replacement of lost, stolen or mutilated Debt Securities, and shall look only to such deposited funds or obligations for payment. (Sections 11.01 and 11.02)

         For federal income tax purposes, the deposit and discharge may, depending on a variety of factors, result in a taxable gain or loss being recognized by the Holders of the affected Debt Securities. Prospective investors are urged to consult their own tax advisers as to the specific consequences of such a deposit and discharge, including the applicability and effect of tax laws other than federal income tax laws.

GLOBAL SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of a global security ("Global Security") that will be deposited with, or on behalf of, a depositary (the "Depositary"). Such Depositary will be The Depository Trust Company ("DTC"), unless otherwise identified in the Prospectus Supplement relating to such series. A Global Security may be issued as either a Registered or Unregistered Security and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security or any nominee thereof to a successor of such Depositary or a nominee of such successor. (Section 2.05)

Page 16 of Pricing Supplement No. 3 dated April 29, 1998

         If DTC is the Depositary for a series of Debt Securities, such series will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Security will be issued for such series of Debt Securities, in the aggregate principal amount of such series, and will be deposited with DTC. If, however, the aggregate principal amount of such series of Debt Securities exceeds $200 million, one Global Security will be issued with respect to each $200 million of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such series.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

         Purchases of a series of Debt Securities under the DTC system will need to be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as provide periodic statements of their holdings, from the Direct Participants or Indirect Participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of the Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in the Global Security or Global Securities, except in the event that use of the book-entry system for such Debt Securities is discontinued.

         To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has advised PNC and PNC Funding that DTC will have no knowledge of the actual Beneficial Owners of the Global Securities, and that DTC's records reflect only the identity of the Direct Participants to whose

Page 17 of Pricing Supplement No. 3 dated April 29, 1998

accounts Global Securities are credited, which may or may not be the Beneficial Owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         To the extent any series of Debt Securities is redeemable, redemption notices will be sent to DTC. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed. The applicable Prospectus Supplement for a series of Debt Securities will indicate whether such series is redeemable.

         To the extent applicable, neither DTC nor Cede & Co. will consent or vote with respect to any Global Securities deposited with it. Under its usual procedure, DTC will mail an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting and voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Principal and interest payments on the Global Securities deposited with DTC will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from the issuer, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such Participant and not DTC or PNC Funding, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. will be the responsibility of the Trustee, who unless otherwise indicated in the applicable Pricing Supplement, will be PNC Funding's paying agent, disbursements of such payments to Direct Participants will be the responsibility of DTC, and disbursements of such payments to Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants. None of PNC Funding, PNC, the Trustee, any paying agent, or the registrar for the Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or Global Securities for any series of Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

         If DTC is at any time unwilling, unable or ineligible to continue as the Depositary and a successor depositary is not appointed by PNC Funding within 90 days, PNC Funding will issue certificated Debt Securities for each series in definitive form in exchange for each Global Security. If PNC Funding determines not to have a series of Debt Securities represented by a Global Security, which it may do, it will issue

Page 18 of Pricing Supplement No. 3 dated April 29, 1998

certificated Debt Securities for such series in definitive form in exchange for the Global Security. In either instance, a Beneficial Owner will be entitled to physical delivery of certificated Debt Securities for such series in definitive form equal in principal amount to such Beneficial Owner's beneficial interest in the Global Security and to have such certificated Debt Securities for such series registered in such Beneficial Owner's name. Certificated Debt Securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

         Any other or differing terms of the depositary arrangement will be described in the Prospectus Supplement relating to a series of Debt Securities.

REGARDING THE TRUSTEE

         In the ordinary course of business, PNC Funding and PNC may maintain lines of credit with one or more Trustees for a series of Debt Securities and the Banks may maintain deposit accounts and conduct other banking transactions with one or more Trustees for a series of Debt Securities.

TRUSTEE'S DUTY TO RESIGN UNDER CERTAIN CIRCUMSTANCES

         PNC Funding may issue both Senior and Subordinated Debt Securities under the Indenture. Because the Subordinated Debt Securities will rank junior in right of payment to the Senior Debt Securities, the occurrence of a default under the Indenture with respect to the Subordinated Debt Securities or any Senior Debt Securities could create a conflicting interest under the Trust Indenture Act of 1939, as amended ("1939 Act"), with respect to any Trustee who serves as trustee for both Senior and Subordinated Debt Securities. In addition, upon the occurrence of a default under the Indenture with respect to any series of Debt Securities the Trustee of which maintains banking relationships with PNC Funding or PNC, such Trustee would have a conflicting interest under the 1939 Act as a result of such business relationships. If a default has not been cured or waived within 90 days after the Trustee has or acquires a conflicting interest, the Trustee generally is required by the 1939 Act to eliminate such conflicting interest or resign as Trustee with respect to the Subordinated Debt Securities or the Senior Debt Securities. In the event of the Trustee's resignation, PNC Funding and/or PNC shall promptly appoint a successor trustee with respect to the affected securities.

                           CERTAIN TAX CONSIDERATIONS

         The following paragraphs, when read in conjunction with the discussion under "United States Taxation" in the MTN Prospectus Supplement describe certain material aspects of the current United States federal tax treatment of investors who purchase the Notes. The discussion does not purport to deal with all tax consequences applicable to all categories of investors, some of which may be subject to special rules.

Page 19 of Pricing Supplement No. 3 dated April 29, 1998

TAXATION OF CAPITAL GAINS

         Recent tax legislation has modified the federal income taxation of capital gains. The maximum tax rate on capital gains received by individuals from the sale or disposition of investments (other than collectibles) held for more than 18 months is 20 percent. If an individual holds an investment for more than one year, but not for more than 18 months, the maximum rate is 28 percent. Finally, the top capital gains tax rate for individuals will drop to 18 percent for assets purchased after December 31, 2000, and held for more than five years. Investors should consult their own tax advisors for more information or for the capital gains rate applicable to a specific Note they own. See "United States Federal Income Taxation - Sale, Exchange and Retirement of Notes" in the MTN Prospectus Supplement.

MODIFIED RATE OF BACKUP WITHHOLDING

         The MTN Prospectus Supplement describes the potential application of backup withholding to certain U.S. holders who fail to furnish a correct taxpayer identification number or certification of foreign or other exempt status. The current rate of backup withholding is 31 percent. See "United States Federal Income Taxation - Backup Withholding and Information Reporting" in the MTN Prospectus Supplement.

NEW REGULATIONS RELATING TO WITHHOLDING AND INFORMATION REPORTING

         The IRS recently issued regulations relating to withholding, backup withholding and information reporting with respect to payments made to Non-U.S. Holders. Those regulations generally are effective for payments made after December 31, 1999. However, withholding certificates that are valid under the present rules and that are held by a Withholding Agent on December 31, 1999, remain valid until the earlier of December 31, 2000 or the expiration date of the certificate under the present rules (unless otherwise invalidated due to changes in the circumstances of the person whose name is on the certificate).

         When effective, the new regulations will streamline and, in some cases, alter the types of statements and information that must be furnished to claim a reduced rate of withholding. While various IRS forms (such as IRS Forms 1001 and 4224) currently are used to claim exemption from withholding or a reduced withholding rate, the preamble to the regulations states that the IRS intends most certifications to be made on revised Forms W-8. The regulations also clarify the duties of Withholding Agents and modify the rules concerning withholding on payments made to Non-U.S. Holders through foreign intermediaries. With some exceptions, the new regulations treat a payment to a foreign partnership as a payment directly to the partners.


                                  UNDERWRITING

Subject to the terms and conditions set forth in the Agency Agreement, dated as of June 22, 1992, and as supplemented by the Terms Agreement, dated April 29, 1998, PNC

Page 20 of Pricing Supplement No. 3 dated April 29, 1998

Funding has agreed to sell to Salomon Smith Barney (the "Underwriter"), and the Underwriter has agreed to purchase, $140,000,000 principal amount of Notes.

         In the Agency Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased. In the event of default by the Underwriter, the Agency Agreement provides that, in certain circumstances, the Agency Agreement may be terminated.

         PNC Funding has been advised by the Underwriter that it proposes initially to offer the Notes to the public at the public offering price set forth on the cover page of this Pricing Supplement, and to certain dealers at such price less a concession not in excess of .40% of the principal amount of the Notes. The Underwriter may allow and such dealers may reallow a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

         The Agency Agreement provides that PNC Funding and PNC will jointly and severally indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute payments the Underwriter may be required to make in respect thereof.

         The notes are a new issue of securities with no established trading market. The Underwriter may from time to time purchase and sell Notes in the secondary market but it is not obligated to do so and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. The Notes will not be listed on any securities exchange.